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                                                            EXHIBIT (12)
                                            THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                            =============================================
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                          -------------------------------------------------
                                                         Millions of Dollars
                                                                                                      Six Months
                                                               Years Ended June 30                   Ended Dec. 31
                                                       -----------------------------------           -------------
                                                       1989    1990    1991    1992    1993           1992    1993
                                                      ------  ------  ------  ------  ------         ------  ------
EARNINGS AS DEFINED
- ----------------------------------
  Earnings from operations before income taxes
    after eliminating undistributed earnings
    of 20% to 50% owned affiliates                    $1,929  $2,401  $2,652  $2,870  $  294         $1,545  $2,043

  Fixed charges excluding capitalized interest           425     480     435     584     631            312     290
                                                      ------  ------  ------  ------  ------         ------  ------

    TOTAL EARNINGS, AS DEFINED                        $2,354  $2,881  $3,087  $3,454  $  925         $1,857  $2,333
                                                      ======  ======  ======  ======  ======         ======  ======

FIXED CHARGES, AS DEFINED
- -------------------------
  Interest expense                                    $  391  $  442  $  395  $  510  $  552         $  272  $  248
  1/3 of rental expense                                   34      38      40      74      79             40      42
                                                      ------  ------  ------  ------  ------         ------  ------
                                                         425     480     435     584     631            312     290
  Capitalized interest                                     7       3      17      25      25             11      10
                                                      ------  ------  ------  ------  ------         ------  ------
    TOTAL FIXED CHARGES, AS DEFINED                   $  432  $  483  $  452  $  609   $ 656         $  323  $  300
                                                      ======  ======  ======  ======  ======         ======  ======

    RATIO OF EARNINGS TO FIXED CHARGES                   5.4     6.0     6.8     5.7     1.4            5.7     7.8

NOTE: The six month period ended December 31, 1992 has been restated to reflect adoption of accounting change related to postretirement benefits.
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